Exhibit 10.1

CULTIVATION AND SUPPLY AGREEMENT

This CULTIVATION AND SUPPLY AGREEMENT (this “Agreement”) is made and effective as April

28, 2022, by and between Cannabis Global, Inc. a Nevada corporation (“Cannabis Global”) and Lemon

Glow Company, Inc., a California corporation (“Lemon Glow”), a wholly-owned subsidiary of Sugarmade, Inc., a Delaware Company (“Sugarmade”).

RECITALS

1.	Cannabis Global owns a majority stake in Natural Plant Extract of California, Inc. (“Natural Plant”) which operates a licensed cannabis manufacturing operation in Lynwood, California.
2.	Natural Plant is the parent company of Northern Lights Distribution, a California Corporation that operates as a licensed cannabis distributor in the State of California. Natural Plant is also located in Lynwood, California.
3.	Lemon Glow employs a team of experienced staff of cannabis cultivators and alliance resources in Lake County, California.
4.	The Parties desire to enter into this Agreement for the purpose of contracting for the cultivation of licensed cannabis for the 2022 Spring outdoor season whereby Lemon Glow will cultivate cannabis for Cannabis Global, in order for it to produce and manufacture cannabis products to be distributed by Northern Lights Distribution.
5.	Additionally, the Parties, as part of this Agreement, outline herein their non-binding projected levels of cannabis cultivation collaboration for the 2023 and 2024 Spring cannabis cultivation seasons should the Parties seek to plan to enter into the future cultivation(s) arrangements.

NOW, THEREFORE, the Parties agree as follows:

1. Cannabis Cultivation.

a)	Lemon Glow shall cultivate cannabis for the Spring 2022 cannabis cultivation season, based on specifications outlined by the Cannabis Global Inc (the “Cultivation”).
b)	The Cultivation shall be conducted in strict accordance with all regulations put forth by California’s Department of Cannabis Control, Lake Country, California local regulations and laws, and rules, regulations, and laws of other governmental entities that may have legal jurisdiction over the Cultivation.
c)	Lemon Glow shall cultivate only the cannabis strains approved by the Cannabis Global Inc. The initial two (2) strains are outlined in Appendix A with the Parties expecting to cultivate as many strains as reasonably possible and agreed on. From time to time, the Parties may add to, delete from, or otherwise modify the list of cannabis strains under mutual agreement.

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d)	Lemon Glow shall present a cultivation, harvest, and processing plan and deliver such a plan to the Cannabis Global Inc by May 15, 2022 (the “Cultivation Plan”).
e)	Cultivation shall commence as soon as practical during the Spring of 2022, with the harvest expected to be scheduled for Mid-October of 2022.
f)	Cannabis Global Inc intends to purchase twenty-five thousand (25,000) pounds of cannabis cultivated and harvested under the specifications outlined in the Cultivation Plan (the “Contract Target Amount”).
g)	Lemon Glow shall execute the Cultivation Plan in order to deliver the Contract Target Amount as outlined herein.

2. Specific Details of the Cultivation and Purchase Arrangement.

a)	The cultivated cannabis shall be grown, harvested, and stored as “Fresh Frozen” cannabis.
b)	Lemon Glow shall bear the costs to: 1) obtain permits for cultivation, 2) purchase cannabis clones or seeds, cultivate the cannabis, 3) harvest the cannabis, 4) process the harvested cannabis in a typical industry manner pertaining to Fresh Frozen cannabis, 5) package the cannabis for frozen storage upon harvest in vacuum sealed bags at the weight of 5 pounds of bucked fresh frozen flower, and 6) store the Fresh Frozen cannabis for a period of time up to thirty (30) days pending pick up from the cultivation site by representatives of the Cannabis Global Inc.
c)	Cannabis Global shall pay Lemon Glow twenty-eight dollars ($28.00) for each pound of Fresh Frozen cultivated and harvested as outlined in the Cultivation Plan, up to twenty-five thousand (25,000) pounds. Thus, the contract price shall be seven hundred thousand dollars ($700,000). Title of product shall transfer upon pick up or in the event Lemon Glow provides notice of completion of 25,000 pounds packaged, whereas Cannabis Global shall have 30 days to arrange for pick up. Upon the 31st day of storage, Cannabis Global shall then bear the cost of utilities and labor relating to the storage starting from this 31st day. Cannabis Global shall make best effort to pick up all of 25,000 pounds within 180 days of harvest, all remaining products not picked up by 181 days shall be considered forfeiture and written off by Cannabis Global. Lemon Glow will take full ownership of the remaining products and have the full right to sell or dispose of the product at will.
d)	Cannabis Global Inc shall hold an option to increase the Contract Target Amount by up to an additional twenty-five percent (25%) anytime within forty-five (45) days after the first harvest of the Cultivated Cannabis.

3. Payment.

Cannabis Global shall pay Lemon Glow twenty-eight dollars ($28.00) for each pound of Fresh Frozen cultivated, harvested, and delivered, as outlined in the Cultivation Plan, as follows:

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a)	Due at Signing, a payment of four hundred thousand dollars ($400,000) - Cannabis Global, Inc. shall issue Lemon Glow a promissory note in the amount of four hundred thousand dollars ($400,000) (the “Note”). This payment is considered earned by Lemon Glow as of the Effective Date and is non-refundable. The Note shall bear annual interest at 8% and shall be convertible to common shares of Cannabis Global anytime ninety days after issuance. The rate at which conversion to common shares will occur is 75% of the average closing price of Cannabis Global common shares during the ten (10) trading days prior to conversion. Full terms of the Note and conversion shall be outlined in the Note document, which shall be issued to Lemon Glow within five (5) business days of the Effective Date. This Due at Signing payment is fully vested, paid for and non-refundable as of the Effective Date. This Due at Signing Payment is not a downpayment for future delivery, but a non-refundable contract initiation fee.
b)	In cash, by bank wire, or by check, Cannabis Global Inc shall pay to Lemon Glow the amounts outlined in Appendix B – Payment Schedule. The final payment scheduled for October 30, 2022 shall be adjusted based on the projected or actual pounds of Cultivated Cannabis yielded with the price per cultivated and harvest pounds preset at twenty eight dollars ($28.00).
4.	Non Binding Forecast for Future Spring Cultivation Seasons

The Parties outline in Appendix C – Non-Binding Forecasts for Future Spring Cannabis Cultivation their non-binding forecasts for cannabis cultivation under a similar arrangement should the Parties seek to renew or extend this Agreement, or enter into a new or similar agreement.

These forecasts are non-binding and provided here for planning purposes of the Parties.

5.	Miscellaneous Provisions
a)	Lemon Glow warrants it shall have good title, right and authority to sell all of the cannabis, free and clear of all liens, encumbrances, and restrictions of any kind. The individual signing this

Contract on behalf of Seller represents that he/she has the authority to do so.

b)	Lemon Glow agrees to indemnify and save Cannabis Global Inc harmless from any and all liabilities, loss, cost, fines, penalties, damage, or expense, including without limitation, attorney’s fees, arising out of the performance, nonperformance, or any breach by Lemon Glow, its employees, crew leaders or subcontractors, of any provision of this Contract.
c)	Cannabis Global Inc agrees to indemnify and save Lemon Glow Group harmless from any and all liabilities, loss, cost, fines, penalties, damage, or expense, including without limitation, attorney’s fees, arising out of the performance, nonperformance, or any breach by Cannabis Global Inc, its employees, crew leaders or subcontractors, of any provision of this Contract.
d)	This Agreement may not be assigned or transferred without the written consent of both Parties.

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e)	This Contract constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No waiver of the provisions of this Contract shall be deemed or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing waiver. This Contract may not be supplemented, altered, modified or amended or otherwise changed except by an instrument in writing signed by the parties hereto. The course of dealing or course of performance between the parties hereto shall not commit either party to duties or obligations, which are not expressly stated by this Contract.
f)	The laws of the State of California will govern this Contract. If any part of this Contract is found to be void or unenforceable, the provisions herein shall be severable, and those provisions, which are lawful, shall remain in full force and effect.
g)	Neither Party hereunder shall be required to perform or be liable for loss or damage suffered by the other Party if caused by adverse weather conditions; unavoidable casualties; war; hostilities; governmental action or order; delays caused by governmental authorities or the inability to obtain required governmental approvals; mechanical breakdown, the effect of pandemics, power failures; civil disorder; acts of God; or other events beyond the Party’s reasonable control, and the date of completion for such obligation shall be extended (but not excused) by the period of time taken by any such delay. However, in the event that either Party shall be unable to perform any part of its obligations and duties hereunder, it shall promptly advise the other party of the extent of its inability to perform. Both Parties agree that the course of action will be mutually agreed upon and will further determine if the aforementioned event is temporary or permanent. Notwithstanding the foregoing, the Parties shall remain obligated to pay any sums of money owed by either of them to the other pursuant to this Agreement.
h)	The Parties and their representatives shall regularly meet and/or discuss all operations under this Agreement. Such meeting or discussion topics shall include, but not be limited to, cultivation activities, market and quality conditions, shipping schedules, distribution, adjustments and any circumstances affecting operations hereunder. Any agreements made on required courses of action shall be documented in writing.
i)	A Party shall be in default of this Agreement if it shall fail to observe or perform any of the material covenants, conditions, or provisions of this Agreement to be observed or performed by such Party, and such failure shall continue for a period of fifteen (15) days after written notice thereof from the other Party; provided, however, that if the nature of the Party’s default is such that more than fifteen (15) days are reasonably required for its cure, then such Party shall not be deemed to be in default if it commenced such cure within said fifteen (15) day period and thereafter diligently prosecutes such cure to completion. Upon a default, the non-defaulting Party shall be entitled to: (a) terminate this Agreement upon written notice to the defaulting Party, (b) obtain equitable remedies that include, but are not limited to, specific performance, (c) obtain damages, excluding consequential, extraordinary or punitive damages, all of which are hereby waived, and (d) cure such breach and charge defaulting party for the costs of such cure.

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j)	The Parties agree, unless approved by the other Party, to maintain in confidence all information with regard to all matters, and/or activities, covered by, relating or undertaken pursuant to this Agreement. This provision shall survive and shall remain in full force and effect and be binding upon the Parties for three (3) years after the termination of this Agreement.
k)	There are no oral agreements or representations between the Parties not contained herein. This Agreement may only be altered or changed by agreement in writing signed by the Parties.
l)	Any notices required by this Agreement shall be deemed given forty-eight (48) hours after the posting thereof in the United States mail, first class, certified, postage prepaid, return receipt requested, properly addressed to the party to be served at the address of such party as follows or at the time of the personal service of such notice. Either party may change its address for notices by notice to the other party to the addresses well known to the Parties.
m)	The Parties, except as outlined herein, operate as independent businesses, each acting for its own individual account and profit and not for any joint business of the Parties. The Parties do not intend to create and are not creating a partnership, joint venture, syndicate, group, pool, or other unincorporated organization for the purpose of carrying on any joint business or financial operation. Neither Party shall by this Agreement obtain any rights to the operational control or other proprietary interests of the other Party’s business, and each Party intends to enter and is entering into this Agreement as a separate business and as an independent contractor. Neither Party shall be responsible for the actions or agreements of the other Party, nor shall either Party have any authority to create any obligation of the other. Neither Party shall be responsible for any expenses or losses had by the other Party except as may be specifically set forth herein.
n)	This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.
o)	In the event of any claim, dispute or controversy arising out of or relating to this Agreement, including arbitration or an action for declaratory relief, the prevailing party, after all appeal rights have been exhausted, shall be entitled to recover its court costs and reasonable out-of-pocket expenses, including, but not limited to, phone calls, photocopies, expert witnesses, travel, etc., and reasonable attorneys’ fees to be fixed by the arbitrator or court. Such recovery shall include court costs, out-of-pocket expenses and attorneys’ fees on appeal, if any. The arbitrator or court shall determine who is the “prevailing party,” but only if the dispute or controversy represents a final judgment.
p)	If any provision of this Agreement, or its application to any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, then all other provisions of this Agreement will continue in full force and effect and a suitable and equitable provision will be substituted for the invalid or unenforceable provision in order to carry out, so far as may be practical and permitted under applicable law, the purpose of this Agreement.
q)	Headings in this Agreement are for the convenience of the Parties and do not affect the meaning of this Agreement. Exhibits referred to in this Agreement are incorporated herein, whether or not attached. This Agreement has been negotiated by the Parties and shall be interpreted in a fair and

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reasonable manner, and not for or against either Party based on which drafted this Agreement or any provision hereof. The word “including” means “including without limitation”.

In Agreement:

For the Lemon Glow Company, Inc.:

/s/ Jimmy Chan

Name: Jimmy Chan

Date: 4-28-2022

For Cannabis Global, Inc.

/s/ Arman Tabnatabaei

Name: Arman Tabatabaei, CEO

Date: 4-28-2022

(end)

APPENDIX A – SELECTED CANNABIS STRAINS FOR CULTIVATION

1)	GMO - GMO - An indica-dominant hybrid strain.
2)	THC-V CHEMOVAR – A THC-V chemovar to be determined and to be selected andapproved by the Parties prior to cultivation.
3)	To be determined by mutual agreement.
4)	To be determined by mutual agreement.
5)	To be determined by mutual agreement.
6)	To be determined by mutual agreement.
7)	To be determined by mutual agreement.
8)	To be determined by mutual agreement.
9)	To be determined by mutual agreement.
10)	To be determined by mutual agreement.

APPENDIX B – PAYMENT SCHEDULE

May 30, 2022	$40,000
June 30, 2022	$40,000
July 30, 2022	$40,000
August 30, 2022	$40,000
September 30, 2022	$40,000
October 30, 2022 (1)	$100,000

(1) The October payment listed above is the targeted amount.

The final October payment will be determined by the actual

Cultivated Cannabis delivered as outlined in Section 3, paragraph b.

APPENDIX C – NON-BINDING CANNABIS CULTIVATION FORECAST

STRAIN	SPRING PLANTING 2023	SPRING PLANTING 2024
	PROJECTED POUNDS	PROJECTED POUNDS
GMO	10,000	18,000
THC-V CHEMOVAR	15,000	20,000
STRAIN THREE	10,000	13,500
STRAIN FOUR	10,000	13,500
STRAIN FIVE	10,000	13,500
STRAIN SIX	10,000	13,500
STRAIN SEVEN	6,000	10,000
STRAIN EIGHT	6,000	10,000
STRAIN NINE	TBD	TBD
STRAIN TEN	TBD	TBD
TOTAL ESTIMATED	77,000	112,000